Exhibit 99.3

GLYCOMIMETICS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

ROCKVILLE, MD, May 24, 2017 — GlycoMimetics, Inc. (NASDAQ: GLYC), a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs, today announced the pricing of its underwritten public offering of 7,000,000 shares of its common stock at a price to the public of $11.50 per share.  The gross proceeds from the offering are expected to be $80.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by GlycoMimetics.  The offering is expected to close on or about May 30, 2017, subject to customary closing conditions.

Jefferies LLC and Cowen are acting as joint book-running managers for the offering.  SunTrust Robinson Humphrey, Inc. is acting as lead manager for the offering.   GlycoMimetics has granted to the underwriters a 30-day option to purchase up to 1,050,000 additional shares of common stock at the public offering price, less the underwriting discount.

GlycoMimetics intends to use the net proceeds of the offering to complete its ongoing Phase 1/2 clinical trial of GMI-1271 in patients with acute myeloid leukemia (AML) and its ongoing Phase 1 clinical trial of GMI-1271 in patients with multiple myeloma (MM), to initiate and conduct a portion of a potential Phase 3 pivotal clinical trial of GMI-1271 in patients with relapsed/refractory AML, to fund the research and development of its preclinical pipeline, including drug discovery, and for working capital and other general corporate purposes.

A shelf registration statement relating to this offering was filed with the Securities and Exchange Commission (SEC) on March 17, 2015 and declared effective by the SEC on March 24, 2015.  The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.  A final prospectus supplement and accompanying prospectus will be filed with the SEC.  When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by email at Prospectus_Department@Jefferies.com, or by phone at (877) 821-7388; or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by phone at (631) 274-2806.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on cancer and sickle cell disease. GlycoMimetics’ most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer. GlycoMimetics’ wholly-owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase 1/2 clinical trial as a potential treatment for AML and in a Phase 1 clinical trial in multiple myeloma. GlycoMimetics has also recently initiated a clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, Maryland in the BioHealth Capital Region.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for GlycoMimetics, Inc., including statements about the Company’s anticipated public offering, anticipated use of proceeds and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, uncertainties inherent in the completion of ongoing clinical trials and the initiation of future clinical trials and such other factors as are set forth in the risk factors detailed in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2017 and the preliminary prospectus supplement filed with the SEC on May 22, 2017 under the heading “Risk Factors.”  In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com